Exhibit 3.1

CERTIFICATE OF TRUST
OF
AMERICAN RESIDENTIAL HOUSING TRUST

This Certificate of Trust of American Residential Housing Trust (the “Trust”), dated January 28, 2026 is being duly executed and filed by the undersigned, as the sole Trustee of the Trust, to form a statutory trust under the Maryland Statutory Trust Act (Md. Code Ann., Corps. & Ass'ns §§ 12-101, et seq.).

1.       Name. The name of the statutory trust formed hereby is American Residential Housing Trust.

2.       Resident Agent. The name and business address of the Resident Agent of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, Suite 820, 7 St. Paul Street, Baltimore, MD 21202.

3.       Principal Office. The principal office of the Trust in Maryland is c/o CSC-Lawyers Incorporating Service Company, Suite 820, 7 St. Paul Street, Baltimore, MD 21202.

4.       Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

Signature page follows

IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this Certificate of Trust as of the date first written above.

TRUSTEE:

/s/ Joseph Penner
Joseph Penner

I hereby consent to my designation in this document as resident agent for this statutory trust. CSC-LAWYERS INCORPORATING SERVICE COMPANY

/s/ JENNIFER STRICKLAND
Resident Agent JENNIFER STRICKLAND AUTHORIZED REP